Exhibit 99.1
TopSpin Medical, Inc. is honored to notify that on August 2, 2007, its fully owned subsidiary, TopSpin Medical (Israel) Ltd., received the CE Mark for its advanced generation intravascular MRI catheter. The advanced generation intravascular MRI catheter represents a further technological advancement in the miniaturization of the imaging probe and also integrates a number of probes in the catheter, enabling the imaging of longer vessel segments simultaneously.